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                                                                  EXHIBIT 99.33


                                               For further information contact:
                                                       Joel Frank / Dan Katcher
                                                      Abernathy MacGregor Frank
                                                                 (212) 371-5999


FOR IMMEDIATE RELEASE
FRIDAY, JULY 17, 1998


                 ALLIED LIFE APPLAUDS FAVORABLE COURT RULING


DES MOINES, JULY 17, 1998 -- ALLIED Life Financial Corporation, (NASDAQ:ALFC) applauded the favorable ruling received today by ALLIED Mutual Insurance Company in Iowa District Court for Polk County in the litigation Rieff vs. Evans, et al. The Court ruled it will not grant plaintiff's motion to stop the proposed merger of ALLIED Mutual Insurance Company with Nationwide Mutual Insurance Company.

"We are pleased with the Court ruling. We believe that ALLIED Mutual's Board of Directors acted appropriately in negotiating a merger agreement with Nationwide that the Board believes is in the best interest of policyholders," said Sam Wells, President of ALLIED Life Financial Corporation, adding "our merger process is moving forward and we look forward to ALLIED Mutual's Special Meeting of Policyholders scheduled to be held on July 28, 1998 and to the public hearing scheduled to be held on July 29, 1998 before the Iowa Commissioner of Insurance and the Attorney General."

In permitting the merger to proceed, the Court stated no evidence was presented that the proposed merger is not in the best interest of ALLIED Mutual's policyholders.


[ALFC boilerplate]